                                                                   EXHIBIT 10.43

[VIISAGE LOGO]

June 27, 2002

Dear Bernard:

I am pleased to offer you the position of Chief Executive Officer at Viisage starting on or before Tuesday, September 3, 2002.

You will be an employee at will, with an annualized starting salary of $300,000 with twice monthly pay periods. You will have an annual target bonus of $150,000. The bonus for the second half of 2002 will be based on achievement of a set of mutually agreed objectives, which we will recommend to the Board of Directors for their approval. The bonus for 2002 will be pro-rated based on your actual time in position during the year.

In addition to your salary and bonus, Viisage will grant you non-qualified stock options to purchase 720,000 shares of Viisage common stock. The strike price for those shares will be equal to the market value on the date your offer letter is signed and those shares will vest no later than your tenth anniversary of employment. On the first working day of each calendar year, Viisage may accelerate vesting on a portion of that 720,000 shares as follows:

     . We will determine the peak market capitalization during the year based on the highest average market capitalization for Viisage common stock over 90 continuous days.
     . The peak market capitalization of Viisage will be divided by one billion dollars. On January 1, 2003 we will calculate the ratio between peak market capitalization in 2002 and one billion dollars. That ratio will be called the "acceleration ratio". Viisage will accelerate vesting on a number of shares equal to the "acceleration ratio" times 720,000 shares. Those shares would then be accelerated and vested immediately. On January 1, 2004 and subsequent years, if the peak market capitalization is higher than in any previous years, then Viisage will accelerate options such that the total accelerated options divided by 720,000 is equivalent to the "acceleration ratio" for that year.
               . For example: If the highest average market price in the year 2002 was $7.25 per share and we used 24 million shares as the fully diluted number of shares, then the peak market capitalization would be calculated as $174 million. If we divide $174 million dollars by one billion, we get an "acceleration ratio" of 17.4%. Therefore 17.4% of 720,000 shares is 125,300 shares, which would then become fully vested.
     . In addition you will participate in an Executive Stock Option Plan. On every January 1st and July 1st you will receive a stock option for 30,000 shares of Viisage common stock priced at the closing market price on those days, vesting 50% in 24 months, and the remaining 50% in 36 months. The first stock option grant of 30,000 shares will not be pro-rated, even though you will have worked less than 6 months.

                       30 Porter Road, Littleton, MA 01460
                       Tel: 978-952-2200 Fax: 978-952-2290

     . In the event of a change of control of the company, then the "acceleration ratio" would be recalculated based on the sale price of the company, or the highest average market capitalization for that year, whichever is higher. That "acceleration ratio" would be applied as if it was at the beginning of the year. In addition, any of the unvested semi-annual options will also immediately vest.
     . In the event that you were achieving your management bonus objectives, as determined by the Board, and the company was sold at a price that would have provided you a vested stock option value of less than $1.5 million dollars, Viisage will accelerate sufficient incremental options from your initial grant of 720,000 shares to provide you with a total option value of $1.5 million dollars.

Upon your start, we will pay you a signing bonus of $85,000 in consideration for your lost bonus opportunity at ATG and to cover any expenses relating to relocation of your personal residence other than temporary housing. We will reimburse your reasonable out of pocket temporary housing expenses for up to 90 days.

In the event the company were to terminate your employment without cause, then the company would provide you with severance equal to your monthly base salary plus medical benefits, paid on each pay period following your date of termination for a period not to exceed 12 months from date of termination. Should you begin employment elsewhere during that one year severance period, then Viisage would have no continuing severance obligation if your gross salary in the new position were greater than or equal to $25,000 per month. If the salary in your new position were less than $25,000 a month, then Viisage would continue severance payments equal to the difference between your actual monthly salary and $25,000 a month, until the one year anniversary of your termination date.

Viisage can offer you four weeks of vacation, which is accrued on a prorated basis each pay period. The company has a CEO benefits plan as attached. Also attached is a confidentiality, non-compete, and non-solicitation agreement which we will ask you to sign as a condition to this offer. Viisage will cover the cost of either COBRA healthcare or its own company plan in such a way to ensure that you will have no lapse of medical coverage subsequent to your scheduled surgery next month.

This offer is contingent upon successful completion of a background check. To formally accept our offer, please sign and date this offer letter and return to me via fax at 978-952-2290. This offer is extended until close of business of June 28, 2002.

Once we receive your verbal agreement on June 28, 2002, it will be binding and that you would not consider offers or counter offers from any other companies, so we can move quickly to start working together with you as our new CEO.

                       30 Porter Road, Littleton, MA 01460
                      Tel: 978-952-2200 Fax: 978-952-2290

Bernard, we are excited about having you take the helm of the company and lead it through what we believe will be a very exciting period of growth. We look forward to having you join our team.

Sincerely,

/s/ Denis Berube
-------------------------------------
Denis Berube
Chairman of the Board

/s/ Bernard Bailey                                                 29 Jun 02
-------------------------------------                              ----------
Bernard Bailey - Acceptance Signature                              Date

                       30 Porter Road, Littleton, MA 01460
                       Tel: 978-952-2200 Fax: 978-952-2290